Filed Pursuant to Rule 433

Registration No. 333-190682

February 3, 2015

GATX Corporation

PRICING TERM SHEET

Issuer:	GATX Corporation

Expected Settlement Date:	February 6, 2015 (T+3)

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Security:	The 2.600% Senior Notes due 2020 offered hereby (the “New 2020 Notes”) constitute a further issuance of the 2.600% Senior Notes due 2020, of which $250,000,000 principal amount was issued on October 31, 2014 (the “Old 2020 Notes”). The New 2020 Notes will form a single series with the Old 2020 Notes and will have the same terms other than the initial offering price. Immediately upon settlement, the New 2020 Notes offered hereby will have the same CUSIP number and will trade interchangeably with the Old 2020 Notes. Upon completion of this offering, an aggregate $350,000,000 of 2.600% Senior Notes due 2020 will be outstanding.	3.250% Senior Notes due 2025	4.500% Senior Notes due 2045

Size:	$100,000,000	$300,000,000	$250,000,000

Maturity Date:	March 30, 2020	March 30, 2025	March 30, 2045

Coupon:	2.600%	3.250%	4.500%

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2015	March 30 and September 30, commencing September 30, 2015	March 30 and September 30, commencing September 30, 2015

Price to Investors:	100.838%[1]	98.937%	99.728%

Benchmark Treasury:	UST 1.250% due January 31, 2020	UST 2.250% due November 15, 2024	UST 3.125% due August 8, 2044

Benchmark Treasury Price and Yield:	99-28+; 1.273%	104-08; 1.774%	116-02; 2.366%

Spread to Benchmark Treasury:	T+115 bps	T+160 bps	T+215 bps

[1]	Plus accrued and unpaid interest, from and including October 31, 2014 to, but excluding, February 6, 2015, in the amount of $693,333.33.

Yield to Maturity:	2.423%	3.374%	4.516%

Redemption:	At any time prior to February 29, 2020, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 20 basis points; and on or after February 29, 2020, at 100% of the principal; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to December 30, 2024, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 25 basis points; and on or after December 30, 2024, at 100% of the principal; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to September 30, 2044, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 35 basis points; and on or after September 30, 2044, at 100% of the principal; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP/ISIN:	361448 AV5 / US361448AV58	361448 AW3 / US361448AW32	361448 AX1 / US361448AX15

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Morgan Stanley & Co. LLC Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. KeyBanc Capital Markets Inc. Loop Capital Markets LLC PNC Capital Markets LLC The Williams Capital Group, L.P. BNY Mellon Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.